Exhibit 99.1
FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fourth Fiscal Quarter Dividend of $0.31 Per Share and Announces Quarter Ended June 30, 2010 Financial Results

CHICAGO, IL, August 9, 2010 – Golub Capital BDC, Inc. (the “Company”), a business development company (NASDAQ: GBDC), today announced its results for the third fiscal quarter ended June 30, 2010.

On April 14, 2010, the Company priced its initial public offering, selling 7,100,000 shares of common stock at public offering price of $14.50 per share. Concurrent with the offering, 1,322,581 shares were sold through a private placement, also at $14.50 per share. On May 19, 2010, an additional 305,000 shares at $14.50 were issued upon exercise of the underwriters’ overallotment option.

2010 Third Quarter Financial Highlights:

•	Net income for the quarter ended June 30, 2010 was $4.7 million, or $0.29 per share;
•	Net investment income for the quarter ended June 30, 2010 was $4.8 million, or $0.30 per share;
•	Net unrealized depreciation on investments was $100,000 for the quarter ended June 30, 2010; and
•	As of June 30, 2010, our net asset value was $259.8 million, or $14.67 per share.

Portfolio and Investment Activities

At June 30, 2010, the Company had investments in debt in 79 portfolio companies, with a total fair value of $277.6 million.  For the three months ended June 30, 2010, the Company had $34.6 million in debt repayments in existing portfolio companies.  Six new investments were made, with a total fair value of $16.5 million, and no securities were sold.  In the short term, the Company expects to invest in a mix of mezzanine and senior secured loans to obtain a high level of current income and to preserve capital.

For the quarter ended June 30, 2010, the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) and weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) on the fair value of investments in the Company’s portfolio was  7.8% and 10.3%, respectively.  As of June 30, 2010, 55.8% of the Company’s portfolio at fair value had interest rate floors that limit minimum interest rates on such loans.

Consolidated Results of Operations

Total investment income for the three months ended June 30, 2010 and June 30, 2009 was $7.2 million and $9.5 million, respectively.  Investment income decreased by $2.3 million, or 23.8%, for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. This decrease was primarily attributable to a decrease in average invested assets during the three months ended June 30, 2010.

Total expenses for the three months ended June 30, 2010 and June 30, 2009 were $2.4 million and $2.1 million, respectively.  Total operating expenses increased by $270,000, or 12.6%, for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. This increase was primarily due to non-recurring organizational costs associated with the Company’s initial public offering and an increase in management and incentive fees.  Following the completion of  its initial public offering, the Company pays management fees and incentive fees under its investment advisory agreement with its investment adviser, GC Advisors LLC,  which provides a higher management fee percentage as compared to amounts previously paid by its wholly owned subsidiary, Golub Capital Master Funding LLC.  During the three months ended June 30, 2010 and June 30, 2009, the Company had zero net realized gain (loss).

During the three months ended June 30, 2010 and June 30, 2009, the Company recorded $100,000 in net unrealized depreciation and $2.0 million in unrealized appreciation, respectively.

“I am pleased to report that we had a solid 6/30/10 quarter and that we are seeing increasing momentum in new originations. Our pipeline of deals under letter of intent is very strong right now, and consequently we are confident that new deal origination for the 9/30 quarter will be in excess of $50 million,” said Golub Capital BDC, Inc. CEO David Golub.

Liquidity and Capital Resources

As of June 30, 2010, the Company had cash and cash equivalents of $71.4 million, restricted cash of $32.7 million and $121.8 million of total debt outstanding.

On August 5, 2010, the Company’s board of directors declared a quarterly dividend of $0.31 per share payable on September 30, 2010 to holders of record as of September 10, 2010.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
Grade 5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations and the trends and risk factors are generally favorable.

Grade 4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected and the risk factors are neutral to favorable.

Grade 3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however; loan payments are generally not past due.

Grade 2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due). For loans graded 2, we will implement a plan to increase monitoring of the borrower.

Grade 1
Indicates that the borrower is performing substantially below expectations and the loan risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans graded 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

The following table shows the distribution of our investments on the 1 to 5 investment performance rating scale at fair value as of June 30, 2010:

	June 30, 2010		September 30, 2009
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Portfolio	(In thousands)	Portfolio
5	$91,915	33.1%	91,419	24.3%
4	128,874	46.4%	223,687	59.4%
3	54,769	19.7%	61,188	16.3%
2	2,052	0.8%	-	0.0%
1	-	0.0%	-	0.0%
Total	$277,610	100.0%	$376,294	100.0%

Recent Developments

On July 16, 2010, one of the Company’s wholly owned subsidiaries completed a $300 million term debt securitization. The notes offered in the securitization are secured by the assets held within the entity.  The transaction was executed through a private placement of $174 million of Aaa/AAA Class A Notes which bear interest at LIBOR plus 2.40%.  Golub Capital BDC 2010-1 Holdings LLC, a direct subsidiary of the Company, retained all of the Class B and Subordinated Notes, which totaled $126 million.  The Class B Notes bear interest at a rate of LIBOR plus 2.40%, and the Subordinated Notes do not bear interest.  The Notes are scheduled to mature on July 20, 2021.

The proceeds of the private placement of the Class A notes, net of expenses, were used to refinance the Company’s existing credit facility. As of June 30, 2010, pro forma for the impact of the debt securitization, the Company had cash and debt outstanding of $153.5 million and $174 million, respectively, representing a $49.4 million net increase in cash and debt outstanding.

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Monday, August 9, 2010.  All interested parties may participate in the conference call by dialing (800) 757-9216 approximately 15 minutes prior to the call; international callers should dial (212) 231-2900. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Investor Presentations link to find the 6/30/10 Investor Presentation. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on August 23, 2010. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21476884.

Golub Capital BDC, Inc. and Subsidiary
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	June 30, 2010	September 30, 2009
Assets	(unaudited)
Investments, at fair value (cost of $280,214 and $387,293 respectively)	$277,610	$376,294
Cash and cash equivalents	71,380	-
Restricted cash and cash equivalents	32,728	30,614
Interest receivable	1,746	2,198
Prepaid expenses and other assets	296	16
Total Assets	$383,760	$409,122

Liabilities
Credit facility advances	$121,764	$315,306
Payable for investments purchased	885	-
Accrued professional fees	540	13
Management and incentive fee payable	593	249
Interest payable	86	130
Other payables	107	672
Total Liabilities	123,975	316,370

Net Assets
Members' equity	-	92,752
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of June 30, 2010	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized,
17,712,444 shares issued and outstanding as of June 30, 2010	18	-
Paid in capital in excess of par	259,690	-
Undistributed net investment income	19	-
Net unrealized appreciation on investments	58	-
Total Net Assets	259,785	92,752

Total Liabilities and Total Net Assets	$383,760	$409,122

Number of shares outstanding (unaudited)	17,712,444	N/A
Net Asset Value Per Share (unaudited)	$14.67	N/A

Golub Capital BDC, Inc. and Subsidiary
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009
Investment income
Interest	$7,230	$9,482	$25,718	$23,814

Total investment income	7,230	9,482	25,718	23,814

Expenses
Interest and other credit facility expenses	591	1,114	2,144	3,680
Base management fee	903	811	2,237	2,074
Incentive fee	55	-	55	-
Professional fees relating to registration statement	188	-	788	-
Professional fees	363	154	734	167
Administrative service fee	144	-	442	-
General and administrative expenses	171	66	303	203

Total expenses	2,415	2,145	6,703	6,124

Net investment income	4,815	7,337	19,015	17,690

Net gain (loss) on investments
Net realized loss on investments	-	-	-	(795)
Net change in unrealized appreciation (depreciation) on investments	(100)	2,016	985	(4,459)

Net gain (loss) on investments	(100)	2,016	985	(5,254)

Net income	$4,715	$9,353	$20,000	$12,436

Basic and diluted earnings per share[1]	$0.29	N/A	N/A	N/A

Basic and diluted weighted average shares outstanding	16,255,783	N/A	N/A	N/A

[1] -
The earnings per share and weighted average shares outstanding calculation for the three months ended June 30, 2010 is based on the assumption that the number of shares issued immediately prior to  to the conversion on April 14, 2010 (8,984,863 shares of common stock) had been issued on April 1, 2010, the beginning of the three month period.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc., (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2009, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” and “Mezzanine Financing Agent of the Year” by M&A Advisor.  As of June 30, 2010, Golub Capital managed over $4.0 billion of capital, with a team of 46 investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Sean Coleman
212-660-7265
scoleman@golubcapital.com